Exhibit A




MOODY'S DOWNGRADES NOTES ISSUED BY AIRPLANES PASS THROUGH TRUST


Approximately $1.6 Billion of Asset-Backed Securities Downgraded.


     Moody's Investors Service announced today that it has downgraded all its ratings on three classes of notes issued by Airplanes Pass Through Trust (Airplanes).

     The complete rating action is as follows:

     Issuer: Airplanes Pass Through Trust

     US $190.4 Million Class A-6 Floating Rate Notes due March 15, 2019, downgraded to A2 from A1;

     US $700 Million Class A-8 Floating Rate Notes due March 15, 2019, downgraded to Baa3 from A3;

     US $750 Million Class A-9 Floating Rate Notes due March 15, 2019, downgraded to Ba2 from Baa2;

     Moody's said that Airplanes has continued to experience a decline in lease revenues over the past six months. The decline in revenues is attributable to a number of non-cash flow generating aircraft, the restructuring of existing leases, and the renewals of expiring leases at significantly lower levels. The aging of the portfolio as well as the high amount of older generation and challenging aircraft make the remarketing task difficult. Moody's believes that lease revenues may drop by more than 20% in the next 18 months and are expected to remain at these depressed levels for the foreseeable future, since many of the new leases may be contracted at reduced lease rates. The current lease pool is comprised mostly of older narrow body aircraft and has exposure to bankrupt airlines and other low credit quality lessees.

     The cash waterfall subordinates interest payments to the Classes B, C and D to Class A minimum principal payments. The Class A is currently ahead of minimum principles payments but is not receiving supplemental principal as collections are insufficient to reach that point in the cash waterfall. However Class A will resume receiving minimum principal payments in a few months which will result in the non payment of interest on the subordinated classes shortly thereafter. Since the refinancing did not occur in March 2003, Class A-9 Notes are scheduled to receive principal payments only after Class A-8 is fully paid down and Class A8 Notes will start receiving principal when Class A6 is fully paid. While Class A-6 is expected to pay down within 18 to 24 months, the structure increases the exposure to reduced cash flows of Classes A-8 and A-9, and is the primary reason that these classes were downgraded further than Class A-6.

     For more information, visit our website at www.moodys.com